UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-10441

SILICON GRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2789662
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Crittenden Lane

Mountain View, CA 94043

(Address of principal executive offices) (zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to the General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of Class)

Explanatory Note

This amendment on Form 8-A/A amends the Silicon Graphics, Inc. Registration Statement on Form 8-A filed on January 25, 1990 in its entirety.

Item 1. Description of Securities to be Registered.

This registration statement registers, under Section 12(b) of the Securities Exchange Act of 1934 (the “Act”), common stock, par value $0.01 per share (the “New Common Stock”), of Silicon Graphics, Inc., a Delaware corporation (the “Company”), issued pursuant to the Company’s First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified (the “Plan”) upon the filing with the State of Delaware of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The New Common Stock replaces the Company’s prior common stock registered under Section 12(b) of the Act (which prior common stock was canceled as of the effective time of the Plan).

The authorized capital stock of the Company consists of 25,000,000 shares of New Common Stock and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share (“Preferred Stock”). As of October 19, 2006, the Company had 11,125,000 shares of New Common Stock and no shares of Preferred Stock outstanding.

The following description of the capital stock of the Company and certain provisions of the Certificate of Incorporation and the Company’s Second Amended and Restated Bylaws (the “Bylaws”) is a summary and is qualified in its entirety by the Certificate of Incorporation and the Bylaws that have been filed as Exhibits 3.1 and 3.2, respectively, to this registration statement.

New Common Stock

Holders of the New Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Other than in connection with an election of directors or matters that require a supermajority vote, any matter properly submitted to a vote of the stockholders will be decided by a majority of the votes properly cast for and against such matter. Any election of directors by stockholders is determined by a plurality of the votes properly cast on the election of directors. The Certificate of Incorporation imposes a supermajority vote requirement of 75% in connection with the amendment of certain provisions of the Certificate of Incorporation and the Bylaws, including those provisions relating to the stockholders’ ability to effect action by written consent, the ability of stockholders to call special meetings and the ability of stockholders to remove directors. In addition, the stockholders’ ability to amend the Certificate of Incorporation to alter the powers, preferences or rights of certain substantial holders or the holders of any Preferred Stock is limited under certain situations.

Holders of the New Common Stock are entitled to receive any dividends that may be declared by the Company’s board of directors (the “Board”) out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock, if any. Upon any liquidation, dissolution, or winding up of the Company, holders of the New Common Stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities, and subject to the prior rights of any outstanding Preferred Stock, if any.

Holders of the New Common Stock have no preemptive, subscription, redemption or conversion rights. The Company’s outstanding shares of New Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of New Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which may be designated by the Board and issued in the future.

Preferred Stock

The Board is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, including voting powers, preferences and the relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations and restrictions thereof. An issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company.

Classification of Board

The Board is classified into three classes. Class I, Class II and Class III directors will initially serve for terms expiring in the years 2007, 2008 and 2009, respectively. Directors elected to succeed Class I, II or III directors after the end of the initial term shall be elected for a term of office to expire at the third succeeding annual stockholders meeting after their election. The Board may designate that an issued series of Preferred Stock, if any, may elect directors that are not subject to such classification.

Registration Rights Agreement

The Company has entered into a Registration Rights Agreement with certain significant holders of the New Common Stock that grants to such holders certain rights (i) to demand the Company register such holders’ New Common Stock with the Securities and Exchange Commission and (ii) to participate in any registrations of the New Common Stock by the Company.

Transfer Agent

The Transfer Agent and registrar for the New Common Stock is Computershare LLC.

Item 2. Exhibits.

Number	Description
2.1	Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified, dated September 15, 2006 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 19, 2006).

3.1	Amended and Restated Certificate of Incorporation of Silicon Graphics, Inc., dated as of October 17, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 20, 2006).

3.2	Second Amended and Restated Bylaws of Silicon Graphics, Inc., dated as of October 17, 2006 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 20, 2006).

4.1	Registration Rights Agreement, dated as of October 17, 2006, between Silicon Graphics, Inc. and the investors listed therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 20, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 20, 2006

SILICON GRAPHICS, INC.

By:	/s/ Barry Weinert
Barry Weinert
Vice President and General Counsel

EXHIBIT INDEX

Number	Description
2.1	Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified, dated September 15, 2006 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 19, 2006).

3.1	Amended and Restated Certificate of Incorporation of Silicon Graphics, Inc., dated as of October 17, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 20, 2006).

3.2	Second Amended and Restated Bylaws of Silicon Graphics, Inc., dated as of October 17, 2006 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 20, 2006).

4.1	Registration Rights Agreement, dated as of October 17, 2006, between Silicon Graphics, Inc. and the investors listed therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 20, 2006).